EXHIBIT 99.1

For Immediate Release

December 16, 2019

Company Contact:

John D. Callan Jr.

Vice President & General Counsel

john.callan@broadstone.com

585.402.7879

Broadstone Net Lease, Inc. Announces Intention to

Pursue Initial Public Offering of Common Stock

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL”) today announced that it intends to pursue an initial public offering of its common stock in 2020, subject to market conditions and other factors. BNL has not yet determined the proposed size of the offering.

This press release is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This press release is being issued in accordance with Rule 135 under the Securities Act.